THE LINDE GROUP

Deutsche Bank Luxembourg S.A.
Attn. Marina Sinn-Conrad / Marco Kaster
CIB – Global Transaction Banking
2, Boulevard Konrad Adenauer
L-1115 Luxembourg, Luxembourg

as Agent under the Facilities Agreement
(as defined below) and on behalf of the
Finance Parties under the Facilities Agreement
(the *Agent*)

Our Ref.	Phone	Fax	E-mail	Date
	+49.89.35757-1610	+49.89.35757-1605	Stefan.hess@linde.com	19.06.2018

Linde AG – Waiver Letter

Dear Sir/Madam,

1. BACKGROUND

1.1 We refer to the EUR 2,500,000,000 syndicated multi-currency revolving credit facility agreement originally dated 18 July 2013 between, among others, Linde AG as original borrower and guarantor and Deutsche Bank Luxembourg S.A. as agent (as amended and/or amended and restated from time to time, the Facilities Agreement).

1.2. Terms defined in the Facilities Agreement have the same meanings in this letter, unless the context otherwise requires. The provisions of Clause 1.2 (*Construction*) of the Facilities Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

1.3. We are writing to you in our capacity as Company and Obligors' Agent (in accordance with Clause 2.4 (*Company as Obligors' Agent*) of the Facilities Agreement) to apply for the consent of the Agent (acting on the instructions of the requisite proportion of Lenders) to the requests contained in this letter.

1.4 On 1 June 2017 the Company and Praxair, Inc. announced that they entered into a definitive business combination agreement pursuant to which the two entities come together under a new holding company through an all-stock merger of equals transaction. For the shareholders of the Company, the business combination will be structured as an exchange offer for shares of Linde Public Limited Company (the *Bidder*), the new holding company. The transaction is expected to be completed in the second half of 2018, subject to customary closing conditions including regulatory approvals. Upon the completion of the transaction the Company will become a subsidiary of the Bidder. Furthermore, it is intended to contribute/transfer all or substantially all of the tendered shares into Linde Holding GmbH, a direct subsidiary of the Bidder and subsequently to contribute/transfer all or substantially all of the tendered shares into Linde Intermediate Holding AG (*Linde Intermediate*), a direct subsidiary of Linde Holding GmbH (the *Transaction*).

h.

1.5 After completion of the Transaction the Bidder may implement certain further corporate reorganization measures, such measures to include (i) a squeeze-out by way of an upstream merger of the Company into Linde Intermediate (with Linde Intermediate being the surviving entity) and/or (ii) a de-listing of the Company (the *Reorganization Measures*).

1.6 In connection with the Transaction certain divestitures need to be made in order to comply with competition authority requirements.

1.7 Furthermore, it may be required that the Company and/or any of its subsidiaries grant certain loans to Linde Public Limited Company and/or any of its subsidiaries, *inter alia*, in the connection with the Reorganization Measures.

2. AMENDMENT REQUEST

Accordingly, in accordance with Clause 40 (*Amendments and waivers*) of the Facilities Agreement, we request that you seek the consent of the Majority Lenders to the following amendments/waivers as soon as possible and in any event by no later than 5.00 p.m. on 10 July 2018:

2.1 the waiver of any rights of the Finance Parties arising from a Change of Control Event (including any rights arising under Clause 14.2 (*Change of control*) of the Facilities Agreement) which is triggered as a result of the Transaction and/or any of the Reorganization Measures;

2.2 the following new paragraph (k) shall be added after paragraph (j) of Clause 27.3 (*Disposals*) of the Facilities Agreement and the numbering of the remaining paragraph shall be adjusted accordingly:

"(k) disposals of assets which are made in connection with competition authority requirements, provided that after the completion of such disposals the Rating or the Solicited Rating of at least one Rating Agency will not be lower than BBB- (in the case of Standard & Poor's) or Baa3 (in the case of Moody's); and";

2.3 the following new definition shall be added immediately after the definition "Holding Company" in Clause 1.1 (*Definitions*) of the Facilities Agreement:

"*Holding Group* means Linde Public Limited Company and its Subsidiaries from time to time."; and

2.4 the following new paragraph (e) shall be added after paragraph (d) of Clause 27.9 (*Loans out and External Guarantees*) of the Facilities Agreement and the numbering of the remaining paragraphs shall be adjusted accordingly:

"(e) loans made by a member of the Group to a member of the Holding Group, provided that after the granting of such loans the Rating or the Solicited Rating of at least one Rating Agency will not be lower than BBB- (in the case of Standard & Poor's) or Baa3 (in the case of Moody's);".

3. CONSENT

By your countersignature of this letter, you confirm that the consent requested in paragraph 2 above has been given by the Majority Lenders and that the amendments set out in paragraph 2 above are effective.

4. MISCELLANEOUS

4.1 Save as expressly set out in this letter:

(a) the Finance Documents remain in full force and effect; and

(b) nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.

4.2 This letter is a Finance Document for the purposes of the Facilities Agreement.

This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

This letter and any non-contractual obligations arising out of or in relation to this letter are governed by German law.

The provisions of Clauses 36 (*Notices*), 38 (*Partial invalidity*), 42 (*Governing law*) and 44 (*Enforcement*) of the Facilities Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

Please sign and return to us a counterpart of this letter in order to indicate your agreement to its terms.

Yours faithfully

....
Name: Dr Sven Schneider
Title: Chief Financial Officer
Member of the Executive Board

....
Name: Stefan Hess
Title: Head of Financial Markets

for and on behalf of
Linde AG
for itself and as obligors' agent for and on behalf of each Obligor

We acknowledge and agree to the terms of this letter

Name: A. ALERT
Title:

Name:
Title: M. SINN-CONRAD

for and on behalf of
Deutsche Bank Luxembourg S.A.
as Agent and on behalf of the Finance Parties
(acting on the instructions of the Majority Lenders pursuant to Clause 40 (*Amendments and waivers*) of the Facilities Agreement)

10.7.2018